701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports First Quarter Fiscal Year 2009 Financial Results
EPS Increases 45% Year-over-Year on Record Revenue

RONKONKOMA, NY -- June 9, 2008 -- Lakeland Industries, Inc. (NASDAQ: LAKE) today announced financial results for its first quarter fiscal year 2009 ended April 30, 2008.

Financial Results Highlights and Recent Company Developments

▪	Revenue rose to $27.3 million – representing the highest quarterly revenue in Company’s history and growth of 6.6% over last year’s fiscal first quarter
▪	Margins improvement primarily due to completion of sales rebate on Tyvek (which impacted prior-year results) and lack of Mexican restructuring costs (also affecting last year)
▪	Operating Profit increased 45.6% in 1Q09 from 1Q08
▪	International Sales Growth Continues
o	Brazil Acquisition closed in May -- operations to be included in fiscal second quarter
o	New Australian Distributor Agreement – sales in Q1 were $424,000
▪	Progress made with new product introductions and marketing initiatives
▪	First quarter results were impacted by approximately $(0.03) per share resulting from a proxy dispute

First Quarter Fiscal Year 2009 Financial Results Summary

Net sales were a record $27.3 million in the first quarter of 2009, up 6.6% from $25.6 million in the comparable 2008 period and an increase of 9.3% sequentially from the fourth quarter of 2008.  Gross profit increased by $1.3 million, or 24.3%, to $6.7 million for the first quarter of 2009, as compared to $5.4 million for the same period in 2008.  Gross profit as a percentage of net sales rose to 24.5% for the quarter ended April 30, 2008 from 20.0% last year. Operating profit increased by $0.5 million, or 45.6%, to $1.5 million from $1.0 million for the first quarter of fiscal year 2008.  Operating income as a percentage of net sales increased to 5.3% for the first quarter of 2009 from 3.9% for the same period in fiscal 2008.  The improvement in operating profit and margins is primarily due to the use of lower cost raw materials, new product introductions, new customers, the Mexican restructuring program in 2008, and the end of the rebate program initiated early in FY08.  Net income for the first quarter of FY09 was $0.9 million compared with $0.6 million for the first quarter FY08.  EPS for the first quarter of fiscal year 2009 was $0.16, compared with $0.11 for the first quarter of FY08.

Management’s Comments

Commenting on the financial results, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “This quarter we continued to focus on product expansion – particularly overseas – and on margin improvement.  Our sales reached a record level even as the U.S. economy is in the doldrums.  This is a testimony to our growth in Latin America and Asia, along with the strength of certain market segments such as our woven and fire products unit, where sales rose 46%.  Albeit off a small base, our sales in China, the U.K., and Chile were each up approximately 400% versus last year.   We continue to view our international expansion as a major catalyst for long term top line and margin growth.

“Our margins remain a priority and are rising with demand for our products and as we effectively manage our overhead expenses.  In addition, we are very pleased to have completed our acquisition of Brazilian protective apparel supplier Qualytextil S.A. in May, which we see as being a great contribution to our growth going forward.  Our past investments overseas continue to bear fruit, and we anticipate further EPS gains in the quarters to come regardless of U.S. economic conditions.”

First Quarter Fiscal Year 2009 Financial Results

Net Sales. Net sales increased by $1.68 million, or 6.6%, to $27.3 million for the three months ended April 30, 2008 from $25.6 million for the three months ended April 30, 2007.  The net increase was mainly due to international expansion. External sales from China increased by $1.3 million, or 350%, driven by sales to our new Australian distributor. Canadian sales rose by $0.07 million, or 5.2%, while U.K. sales increased by $0.04 million, or 43.5%, and Chile sales improved by $0.3 million, or 372%. For domestic U.S. sales, disposables decreased by $0.9 million, chemical suit sales increased by $0.08 million, wovens increased by $0.5 million, reflective sales increased by $0.2 million, and glove sales were flat.

Gross Profit. Gross profit rose by $1.30 million, or 24.3%, to $6.68 million for the three months ended April 30, 2008 from $5.37 million for the three months ended April 30, 2007.  Gross profit as a percentage of net sales increased to 24.5% for the current quarter from 21% in the prior-year period, primarily due to a one-time plant restructuring charge in Mexico of $0.5 million in the previous year, the end of a sales rebate program in the prior year undertaken for competitive conditions, and favorable claims experience in our medical insurance program, slightly offset by gross losses in India of $(0.2) million resulting from delayed start-up conditions.

Operating Expenses. Operating expenses increased by $0.85 million, or 19%, to $5.2 million for the three months ended April 30, 2008 from $4.4 million for the three months ended April 30, 2007.  As a percentage of sales, operating expenses increased to 19.2% for the current quarter from 17.1% last year.  The $0.85 million increase in operating expenses in the three months ended April 30, 2008 was comprised of:

☐	$0.32 million additional freight costs resulting from significantly higher prevailing carrier rates and higher volume
☐           $0.26 million in costs relating to the proxy contest
☐
$0.24 million in increased operating costs in China, the result of the large increase in direct international sales there and a change in certain cost classification to SG&A (previously allocated to cost of goods sold)

☐           $0.10 million miscellaneous increases
☐           $(0.07) million reduction in medical expenses charged to administrative expense

Operating profit. Operating profit increased 45.6% to $1.45 million for the three months ended April 30, 2008 from $0.99 million for the three months ended April 30, 2007.  Operating margins were 5.3% for the current quarter compared to 3.9% for prior-year period.

Interest Expenses.  Interest expense increased by $0.05 million for the three months ended April 30, 2008 as compared to the three months ended April 30, 2007 due to higher borrowing levels outstanding, partially offset by lower interest rates.

Income Tax Expense.  Income tax expenses consist of federal, state, and foreign income taxes.  Income tax expenses increased $.097 million, or 25.0%, to $.486 million for the three months April 30, 2008 from $.388 million for the three months ended April 30, 2007.  Our effective tax rates were 35.2% and 39.5% for the three months ended April 30, 2008 and 2007, respectively. Our effective tax rate for 2008 was impacted by higher statutory rates and a prior period adjustment for tax expense in China and some losses in India not eligible for tax credits. Such Indian losses increased the overall effective tax rate by approximately 2.0% and the China tax adjustment increased the effective tax rate by 2.7%. Without such items, the effective rate for the quarter ending April 30, 2008 would have been approximately 30.6%. The 2007 period was impacted by the $500,000 charge for the Mexico plant restructuring for which no tax credit was available. Without this $500,000 charge, the effective tax rate for the 2007 period would have been 26.1%.

 Net Income.  Net income increased $0.30 million, or 49.9%, to $0.89 million for the three months ended April 30, 2008 from $0.60 million for the three months ended April 30, 2007. The increase in net income primarily reflect the increase in sales, the one-time charge for the Mexico plant restructuring in the previous year, and favorable claim experience in our medical insurance program, partially offset by larger losses in India.

Fourth Quarter Conference Call

Lakeland will host a conference call at 4:30 PM (EDT) on June 9, 2008, to discuss the Company’s first quarter financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO.  Investors can listen to the call by dialing 877-888-4605 (domestic) or 416-695-9719 (international), code 3261828.

A conference call replay will be available by dialing 800-408-3053 (domestic) or 416-695-5800 (international), code 3261828.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (Nasdaq: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 800 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 30,	January 31,
	2008	2008
ASSETS
	(unaudited)

Current assets:
Cash and cash equivalents	$3,001	$3,428
Accounts receivable, net	17,374	14,928
Inventories, net	40,658	48,116
Deferred income taxes	1,970	1,970
Other current assets	2,401	1,828
Total current assets	65,404	70,269

Property and equipment, net	$13,254	$13,325
Other Assets	119	157
Goodwill	871	871
	$79,649	$84,623

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,754	$3,313
Accrued expenses and other current liabilities	1,826	1,684
Total current liabilities	5,580	4,997
Borrowing under revolving credit facility	3,467	8,871
Construction loan payable (net of current maturity of $94,000)	1,810	1,882
Total liabilities	10,857	15,750

Commitments and contingencies

Stockholders’ equity: Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)
Common Stock, $0.01 par; authorized 10,000,000 shares; issued and outstanding 5,523,288 at April 30, 2008 and at January 31, 2008, respectively	55	55
Other comprehensive loss	12	(36)
Less treasury stock, at cost, 93,167 shares at April 30, 2008 and 0 shares at January 31, 2008	(1,084)	-----
Additional paid-in capital	49,274	49,212
Retained earnings	20,535	19,642
Total stockholders’ equity	68,792	68,873
Total liabilities and stockholders’ equity	$79,649	$84,623

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Quarter Ended
	April 30,
	2008	2007

Net sales	$27,280	$25,597

Cost of goods sold	20,602	20,222

Gross profit	6,679	5,375

Operating expenses	5,230	4,380

Operating profit	1,448	995

Interest and other income, net	30	43

Interest expense	(100)	(54)

Income before income taxes	1,379	984

Provision for income taxes	486	388

Net income	$893	$596

Net income per common share:
Basic	$0.16	$0.11
Diluted	$0.16	$0.11

Weighted average common
shares outstanding:
Basic	5,487,260	5,521,824
Diluted	5,520,868	5,538,405